*Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AMENDMENT NO. 3 TO
EXCLUSIVE SUBLICENSE AGREEMENT

THIS AMENDMENT NO. 3 to the exclusive sublicense agreement (the “Amendment”) is made and entered into as of March 9, 2007 by and between Alkermes, Inc., a Pennsylvania corporation with its principal offices at 88 Sidney Street, Cambridge, MA 02139 (hereinafter referred to as “Alkermes”), and Targeted Genetics Corporation, a Washington corporation with its principal offices at 1100 Olive Way, Suite 100, Seattle, Washington 98101 (hereinafter referred to as “Targeted”).

WHEREAS, Alkermes and Targeted entered into an Exclusive Sublicense Agreement dated as of June 9, 1999, as previously amended on March 12, 2002 and May 29, 2003 (the “Agreement”); and

WHEREAS, the parties desire to amend the diligence requirements of the Agreement in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

1. Unless otherwise provided herein, all defined terms utilized in this Amendment shall have the same meanings as set forth in the Agreement.

2. Section 2.6 of the Agreement shall be amended and replaced as follows:

At any time after the date which is the [*] anniversary of the Effective Date, Targeted shall, upon receipt of notice from Alkermes to such effect, enter into good faith negotiations to enter into a sublicense agreement with a proposed sublicensee designated by Alkermes in such notice, with respect to any of the Additional Fields of Use for which Targeted, its Affiliates or Sublicensee(s) have not initiated Phase I Clinical Trials; provided that entering into such negotiations is not inconsistent with obligations of Targeted to any Sublicensee. Targeted shall consider a request from Alkermes to conduct good faith negotiations to enter into a sublicense agreement with a proposed sublicensee, prior to the [*] anniversary, in fields in which Targeted does not have any ongoing research efforts, but shall have no obligation to enter into such sublicense agreement. Any sublicense agreement described in this Section 2.6, if entered into, shall be subject to Section 2.4 above.

3. Except as specifically modified or amended hereby, the Agreement shall remain in full force and effect. No oral promise, covenant or representation of any character or nature has been made to induce any party to enter into this Amendment. No provision of this Amendment may be modified or amended except expressly in a writing signed by all parties nor shall any term be waived except expressly in a writing signed by the party charged therewith.

*Confidential Treatment Requested

4. This Amendment may be executed in two or more counterparts, each which shall be deemed an original but all of which taken together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have signed this Amendment as of the day and year first above written.

Alkermes, Inc.	Targeted Genetics Corporation
By: /s/ Michael Landine Print Name: Michael Landine Its: Vice President	By: /s/ B.G. Susan Robinson Print Name: B.G. Susan Robinson Its: Vice President, Business Development